EXHIBIT 5.1

March 13, 2008

PPT VISION, Inc.

12988 Valley View Road

Eden Prairie, MN  55344

Re:                                Opinion of Counsel as to the legality of 1,000,000 shares of common stock to be registered under the Securities Act of 1933

Ladies and Gentlemen:

This opinion is furnished in connection with the registration under the Securities Act of 1933 on Form S-8 of 1,000,000 shares of common stock, $.10 par value per share, of PPT VISION, Inc. (the “Company”) to be issued pursuant to the Company’s 2007 Stock Incentive Plan (the “Plan”).

As counsel for the Company, we advise you that it is our opinion, based on our familiarity with the affairs of the Company and upon our examination of pertinent documents, that the 1,000,000 shares of common stock to be offered to officers, directors, employees and consultants by the Company under the Plans will, when paid for and issued, be duly authorized, validly issued and lawfully outstanding, fully paid and nonassessable shares of common stock of the Company.

The undersigned hereby consent to the filing of this opinion with the Securities and Exchange Commission as an Exhibit to the Registration Statement with respect to said shares of Common Stock under the Securities Act of 1933.

Very truly yours,

LINDQUIST & VENNUM P.L.L.P.

/s/ Lindquist & Vennum P.L.L.P.